Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Global Technology and Corporate Governance Leader, Angela Archon, to Join Switch Board of Directors

LAS VEGAS — Switch, Inc. (NYSE: SWCH) (“Switch”), the global technology infrastructure corporation, today announced the appointment of Angela Archon to its Board of Directors, effective November 4, 2020. Ms. Archon brings over 30 years of leadership experience in the technology industry with expertise in artificial intelligence (AI), digital transformation, technology and operational excellence.
Prior to joining the Switch Board of Directors, Ms. Archon was with IBM for more than 30 years, in leadership capacities including Watson AI, Strategy, Operations, Customer Relations, IT Systems, Business Development and Supply Chain. Formerly, she was Chief Operating Officer in the Watson Health Division of IBM Corporation, where the mission entailed the use of cognitive capabilities (AI) of “Watson” to improve the healthcare experience and the health of individuals.
“I am so pleased to have Angela, a globally recognized and well-respected leader, who is credentialed in AI, global technology applications, and corporate governance, join our Board of Directors,” said Switch Founder, CEO and Chairman Rob Roy. “Angela’s addition to our expanded Board aligns with our company focus to continue to be the technology infrastructure leader in the global digital landscape and reflects our ongoing commitment to diversity.”

“I am very excited to be able to bring my personal background and professional experience to the Board of Switch, as it continues to lead the development of technology infrastructure platforms, which impact every aspect of business and our lives,” said Archon. “Rob Roy is a visionary leader who founded this company and has successfully executed on his vision to grow Switch, well into the future.”
Ms. Archon is currently also a member of the Board of Stewardship Trustees for CommonSpirit Health, the nation’s largest Catholic healthcare system with approximately $30 billion in annual revenue, 142 hospitals, and a network of 150,000 healthcare providers. In September 2020, Angela concluded over four years of service on the Board of Directors for H&R Block (NYSE: HRB), a provider of global consumer tax preparation, financial services, and small business solutions, with annual revenues over $3 billion.

Angela holds a B.S. in Chemical Engineering and M.S. in Systems Engineering, from the University of Texas at Austin. She was inducted into Tau Beta Pi, the Engineering Honor Society, and post-graduation, Angela earned her license as a Professional Engineer.

About Switch

Switch (NYSE: SWCH), the technology infrastructure corporation headquartered in Las Vegas, Nevada is built on the intelligent and sustainable growth of the Internet. Switch Founder and CEO Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

The Switch PRIMES, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; and Atlanta, Georgia are the world’s most powerful hyperscale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information.
2